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                                                                    Exhibit 99.2

WARNER CHILCOTT COMPLETES ACQUISITION OF THREE BRANDED WOMEN'S HEALTHCARE PHARMACEUTICALS FROM BRISTOL-MYERS SQUIBB

DUBLIN, Ireland and ROCKAWAY, N.J., Feb. 16/PRNewswire/ -- Warner Chilcott, plc (Nasdaq: WCRX - news) today announced that it has completed the acquisition of three branded women's healthcare pharmaceutical products from Bristol-Myers Squibb Company (NYSE: BMY - news) for aggregate consideration of $180 million. Warner Chilcott funded the acquisition through a 144A transaction of $200 million of Senior Notes due 2008.

As previously announced, the acquired products, which currently generate approximately $50 million in annual revenues, are Estrace(R) vaginal cream, an estrogen replacement therapy product, and two oral contraceptives, Ovcon(R) 35 and Ovcon(R) 50. Warner Chilcott has already been marketing two of these products with measurable success since March 1999 under an existing agreement with Bristol-Myers Squibb. As a result, management believes that their integration into its product portfolio will be accomplished rapidly and with few of the risks typically associated with new product acquisitions.

"This acquisition is truly an important milestone in our Company's history -- a transaction that leverages our sales and marketing infrastructure, capitalizes on our expertise in the women's healthcare market and transforms Warner Chilcott into a solidly profitable enterprise. Estrace cream and the Ovcon brands are well-recognized women's healthcare products in billion dollar markets with significant growth opportunities. We are proud to add these brands to our strong and growing women's healthcare product portfolio," said James G. Andress, Chairman and Chief Executive Officer, Warner Chilcott, plc.

Warner Chilcott is a developer and marketer of prescription pharmaceutical products in the United States, primarily focused on the women's health therapeutic category. Through its national sales force of over 260 representatives, Warner Chilcott markets branded pharmaceutical products directly to physician specialists across the country, particularly obstetrician/gynecologists and urologists. The Company's principal offices are in Dublin, Ireland and Rockaway, New Jersey.

Note:

Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements, including those
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relating to financial expectations for the fiscal year 2000 and beyond, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, including, but not limited to, the company's dependence on key products, risks associated with product development and manufacturing, the uncertainty of future financial results and fluctuations in operating results, dependence on the companies' acquisition strategy, new product introductions and other risks described from time to time in the companies' SEC filings. These forward-looking statements represent the judgment of the company, as of the date of this release, and the company disclaims any intent or obligation to update these forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10K for the year ended December 31, 1998 and Form 10Q for the quarter ended September 30, 1999.